EMPLOYMENT AGREEMENT
MODIFICATION

This modification is made on the 14th day of September, 2018 to that certain Employment Agreement dated March 28, 2017 between Iradimed Corporation, a Delaware corporation, having offices at 1025 Will Springs Dr., Winter Springs, Florida (“Iradimed” or “Company”) and John K. McCreery, currently Chief Operating Officer of the Company (“Executive”).
WHEREAS, Iradimed desires to modify one term of the original Employment Agreement of March 28, 2017, Iradimed and Executive agree that:
1.	Annual Bonus potential shall be hereby increased to 50% of the Executive’s prevailing annual base salary.
2.	Other Terms of the original Employment Agreement dates March 28th 2017 remain unchanged.
IN WITNESS WHEREOF, the parties have executed the Agreement as of the first day and year above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi
President

EXECUTIVE /s/ John K. McCreery
John K. McCreery
Executive